EquiTrust Life Insurance Company

5400 University Avenue, West Des Moines, Iowa 50266-5997

Guaranteed Minimum Income Benefit Rider

This Rider is a part of the policy to which it is attached (the “base policy”).

Section 1 — Policy Modifications

The base policy is modified to add the provisions of this rider. All provisions of the base policy not in conflict with this rider will apply to this rider. In the event of a conflict between the provisions of the base policy and this rider, the provisions of this rider will prevail.

Section 2 — Guaranteed Minimum Income Benefit

We guarantee that Your minimum monthly Fixed Income Payment will not be less than the Guaranteed Minimum Income Benefit (GMIB) Payment, provided You meet the eligibility requirements below. If a higher Fixed Income Payment results from applying Your total Accumulated Value to the then-current Fixed Payment Option rates applicable to this policy we will pay You the greater payment.

Upon the exercise of this rider, the GMIB Payment will be determined by applying the Income Base to the applicable Guaranteed Fixed Payment Option Factor.

Section 3 — Income Base

Income Base

On the Policy Date we set this amount equal to Your initial premium payment. After the Policy Date, this amount will equal:

•	The sum total of each premium payment, accumulated at [5.00%] through the Policy Anniversary immediately preceding Your age [86] and at [0.00%] thereafter; less

•	The sum total of each Partial Withdrawal Reduction for any partial withdrawal accumulated at [5.00%] through the Policy Anniversary immediately preceding Your age [86] and at [0.00%] thereafter.

Income Base Guarantee

This benefit is available when the Age of all Owners and the Annuitant on the Policy Date is less than [76]. The rider provides an income base guarantee by adding the following to Your base policy.

The Income Base guarantee will be applied if:

•	Your payment option election is made after the [8th] Policy Anniversary; and

•	the proceeds are applied to Guaranteed Fixed Payment Option C or E described in the base policy.

For purposes of this section, Partial Withdrawal Reduction is equal to “a” times “b” divided by “c” where:

“a”	is the Income Base immediately prior to withdrawal;

“b”	is the amount of the partial withdrawal; and

“c”	is the Accumulated Value immediately prior to withdrawal.

Partial Annuitization

You may choose to elect a partial annuitization. If, at the time of the Partial Annuitization:

•	the Income Base is less than the Accumulated Value, a Partial Withdrawal Reduction will be applied, treating the amount annuitized as a Partial Withdrawal; or

•	the Income Base is greater than the Accumulated Value, the partial annuitization will be treated as a partial election of this Rider. As a result:

•	the Partial Withdrawal Reduction will equal the Income Base times the proportion elected; and

•	the Accumulated Value will be decreased by the same proportion.

Section 4 — Eligibility

If the Owner is a non-natural person then the Annuitant will be considered the Owner for the GMIB Payment purposes. If Joint Owners are named, the age of the oldest will be used to determine the Income Base and the GMIB Payment.

Section 5 — Effective Date

The effective date of this rider will be the Policy Date of the base policy. This rider may be added only at policy issue. Once the rider is in force on this policy, this rider may not be removed.

Section 6 — Termination

All rights and benefits under this rider will end when any of the following events occur:

•	the policy is fully surrendered;

•	the amount of the Income Base is equal to zero;

•	death of the Owner or Joint Owner (or Annuitant if the Owner is a non-natural person) unless the Beneficiary is the spouse of the Owner and elects to continue the Policy; or

•	the policy is terminated.

Section 7— Rider Charge

The charge for this rider will be deducted from the total Accumulated Value each month.

The current charge for this rider will be determined by Us. If We change the rate, We will change it for every policy in Your premium class. The current charge is shown on the Policy Data Page. It will never exceed 0.0800% of the Accumulated Value each month.

President